Exhibit 10.7

December 13th, 2018

Dr. Erin Quirk

Re: Offer of Employment by Terns Pharmaceuticals, Inc.

Dear Erin,

Terns Pharmaceuticals is pleased to offer you employment with our company as Chief Medical Officer reporting to Weidong Zhong, President and CEO.

You will be employed by Terns, Inc., a Delaware corporation, which is a subsidiary of our parent entity, Terns Pharmaceuticals, Inc. Your base salary will be $345,000 per year, less payroll deductions and withholdings. The target bonus is 35% of your annual salary pending approval of the company’s bonus structure, and assuming yours and company’s annual objectives are met.

We will recommend to the Board of Directors of Terns Pharmaceuticals that you be granted the opportunity to purchase up to 950,000 Ordinary Shares under the 2017 Equity Incentive Plan at the fair market value of the Ordinary Shares, as determined by the Board of Directors on the date the Board approves the grant. The shares you will be given the opportunity to purchase will vest over 4 years according the the following schedule: 25% of the shares will vest at the end of your first anniversary with the Company; the remaining 75% of the shares will vest monthly thereafter (1/48 of the original 950,000 shares per month), so long as you remain employed by the Company or its subsidiaries. The grant of these options by the Company is subject to the Board’s approval and this promise to recommend the approval is not a promise of compensation and is not intended to create an obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company’s Board of Directors. Furthermore, you will be eligible for continued participation in ESOP based on your performance on the annual basis.

The start date is currently January 1st, 2019 unless another date is mutually agreed upon by you and the company.

You will be eligible for the standard company benefits, including health insurance, vacation, sick leave, holidays, 401(k), and bonus programs.

This letter and the Employee Confidential Information and Inventions Assignment Agreement attached hereto supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and Terns Pharmaceuticals and constitute the complete agreement between you and Terns Pharmaceuticals regarding the subject matter set forth herein.

Employment Offer

We are excited to have you join our team at Terns Pharma!

/s/ Weidong Zhong

Very truly yours,

Weidong Zhong, CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Erin Quirk	Date signed:	19 December 2018
Erin Quirk